SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2008

Intellect Neurosciences, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Option Agreement

On October 7, 2008, INTELLECT NEUROSCIENCES, INC. (OTCBB: ILNS) (“Intellect”) entered into an Option Agreement (the “Agreement”) by and among Intellect and a top-tier global pharmaceutical company (“Option Holder”) regarding an option to purchase a license under certain of Intellect’s patents and patent applications (the “Subject Patents”) related to antibodies and methods of treatment for Alzheimer’s disease and to make, have made, use, sell, offer to sell and import certain Licensed Products, as defined in the Agreement.

Pursuant to the Agreement, Intellect grants the Option Holder an irrevocable option to acquire a non-exclusive, royalty bearing license under the Subject Patents with the right to grant sublicenses, to develop, have developed, make, have made, use, offer to sell, sell, import and have imported Licensed Products in the Territory in the Field (the “Option”).

In consideration of the Option, the Option Holder has agreed to pay Intellect a non-refundable fee of five hundred thousand dollars ($500,000) (the “Option Fee”). In consideration of the exercise of the Option, the Option Holder will pay Intellect two million dollars ($2,000,000) (the “Exercise Fee”). Two hundred and fifty thousand dollars ($250,000) of the Option Fee is creditable against the Exercise Fee.

In addition, upon the later of (1) exercise of the Option, and (2) grant in the United States of a Licensed Patent with at least one Valid Claim that covers a Licensed Product in the Territory in the Field (as such terms are defined in the Agreement), Intellect will receive two million U.S. dollars (U.S. $2,000,000). An additional milestone payment shall be made to Intellect should the Option Holder achieve certain thresholds for aggregate annual Net Sales for any Licensed Product in countries in which there are then existing one or more Valid Claims covering the Licensed Product.

The Agreement also provides that Intellect will be eligible to receive certain royalty payments from the Option Holder in connection with Net Sales of Licensed Products by the Option Holder, its affiliates and its permitted sublicensees. The term during which such royalties would be payable begins upon launch of a Licensed Product in a country (or upon issuance of a Valid Claim, whichever is later) and ending upon the date on which such Licensed Product is no longer covered by a Valid Claim in such country (as such terms are defined in the Agreement).

Item 8.01. Other Events.

On October 8, 2008, Intellect issued a press release in connection with the Agreement described in Item 1.01 above, announcing that it had entered into a Option Agreement with a top-tier global pharmaceutical company and that the Option Agreement provides for an irrevocable option to purchase a license under certain of Intellect’s patents and patent applications related to antibodies and methods of treatment for Alzheimer’s disease and to make, have made, use, sell, offer to sell and import certain Licensed Products (as such terms are defined in the Agreement). The foregoing description of the Option Agreement does not purport to be complete and is qualified in its entirety by reference to Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit.

The following exhibit is furnished as part of this Report on Form 8-K:

Exhibit	Description

99.1	Press release dated October 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

INTELLECT NEUROSCIENCES, INC.

Date: October 14, 2008	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: President and CFO